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                                                Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                         FORM OF APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement/base prospectus and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement/base prospectus and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                   FINAL TERMS NO. 1804 DATED 21 DECEMBER 2007

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$ 10,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$18,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2010
CURRENTLY TOTALING A$ 1,254,700,000.00 (A$ 1,194,700,000.00 INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 20, 2004 and the base prospectus dated December 17, 2004 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2007, and the US Prospectus dated December 10, 2007 which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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1.  (i)   Issuer:                    Queensland Treasury Corporation

    (ii)  Guarantor:                 The Treasurer on behalf of the Government
                                     of Queensland

2.        Benchmark line:            2010
                                     (to be consolidated and form a single
                                     series with QTC 5.50% Global A$Bonds due 14
                                     May 2010, ISIN US748305BF57)
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3.        Specific Currency or       AUD ("A$")
          Currencies:

4.  (i)   Issue price:               96.881%

    (ii)  Dealers' fees and          No fee or commission is payable in respect
          commissions paid by        of the issue of the bond(s) described in
          Issuer:                    these final terms (which will constitute a
                                     "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons). Instead, QTC pays fees and commissions in accordance with the procedure described in the QTC Offshore and Onshore Fixed Interest Distribution Group
                                     Operational Guidelines.

5.        Specified Denominations:   A$1,000

6.  (i)   Issue Date:                24 DECEMBER 2007

    (ii)  Record Date (date on and   6 May / 6 November. Security will be
          from which security is     ex-interest on and from 7 May / 7 November.
          Ex-interest):

    (iii) Interest Payment Dates:    14 May / 14 November

7.        Maturity Date:             14 May 2010

8.        Interest Basis:            5.5 per cent Fixed Rate

9.        Redemption/Payment         Redemption at par
          Basis:

10.       Change of Interest Basis   Not Applicable
          or Redemption/Payment
          Basis:

11. (i)   Status of the Bonds:       Senior and rank pari passu with other
                                     senior, unsecured debt obligations of QTC

    (ii)  Status of the Guarantee:   Senior and ranks pari passu with all its
                                     other unsecured obligations

12.       Method of distribution:    Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note Provisions
          Applicable

    (i)   Rate(s) of Interest:       5.5 per cent per annum payable
                                     semi-annually in arrears

    (ii)  Interest Payment           14 May and 14 November in each year up to
          Date(s):                   and including the Maturity Date

    (iii) Fixed Coupon Amount(s):    A$27.50 per A$1,000 in nominal amount
          (Applicable to bonds in
          definitive form)

    (iv)  Determination Date(s):     Not Applicable

    (v)   Other terms relating to    None
          the method of
          calculating interest for
          Fixed Rate Bonds:

PROVISIONS RELATING TO REDEMPTION
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14.       Final Redemption Amount:   A$1,000 per bond of A$1,000 Specified
                                     Denomination (NB: If the Final Redemption
                                     Amount is other than 100 per cent. of the nominal value the bonds will be derivative securities for the purposes of the Prospectus Directive and the requirements of Annex XII to the Prospectus Directive Regulation will apply and the Issuer will prepare and publish a supplement to the Prospectus)

15.       Early Redemption           Not Applicable
          Amount(s) payable on
          redemption for taxation
          reasons or on event of
          default and/or the
          method of calculating
          the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:             Permanent Global Note not exchangeable for
                                     Definitive Bonds

17.       Additional Financial       Not Applicable
          Centre(s) or other
          special provisions
          relating to Payment
          Dates:

18.       Talons for future          No
          Coupons or Receipts to
          be attached to
          Definitive Bonds (and
          dates on which such
          Talons mature):

19.       Other terms or special     Not Applicable
          conditions:

                                     (When adding any other final terms
                                     consideration should be given as to whether such terms constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under
                                     Article 16 of the Prospectus Directive)

DISTRIBUTION

20. (i)   If syndicated, names and   Not Applicable
          addresses of Managers
          and underwriting
          commitments:

    (ii)  Date of Dealer             21 DECEMBER 2007
          Agreement:

    (iii) Stabilizing Manager(s)     Not Applicable
          (if any):

21.       If non-syndicated, name    COMMONWEALTH BANK OF AUSTRALIA
          and address of relevant    LEVEL 4
          Dealer:                    CNR PITT STREET AND  MARTIN PLACE
                                     SYDNEY NSW 2000

22.       Whether TEFRA D or TEFRA   TEFRA Not Applicable
          C rules applicable or
          TEFRA rules not
          applicable:

23.       Non exempt Offer           Not Applicable

                                     (N.B. Consider any local regulatory
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                                     requirements necessary to be fulfilled so
                                     as to be able to make a non-exempt offer in relevant jurisdictions. No such offer should be made in any relevant jurisdiction until those requirements have been met. Non-exempt offers may only be made into jurisdictions in which the base prospectus (and any supplement) has been notified/passported.)

24.       Additional selling         Not Applicable
          restrictions:
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LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$18,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
             Duly authorized

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                            PART B--OTHER INFORMATION
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1.     LISTING AND ADMISSION TO
       TRADING

       (i)  Listing                  Bourse de Luxembourg.

       (ii) Admission to trading:    Application has been made by the Issuer (or
                                     on its behalf) for the bonds to be admitted to trading on the regulated market of the Bourse de Luxembourg with effect from the Issue Date.

                                     (Where documenting a fungible issue need to indicate that original securities are already admitted to trading.)

2.     RATINGS

       Ratings:                      The bonds to be issued have been rated:
                                     S&P:     AAA
                                     Moody's: Aaa

                                     An obligation rate 'AAA' by S&P has the
                                     highest credit rating assigned by Standard
                                     & Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

                                     Obligations rated 'AAA' by Moody's are
                                     judged to be of the highest quality with minimal credit risk.

                                     A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. Each rating should be evaluated independently of any other rating.

                                     (The above disclosure should reflect the rating allocated to bonds issued under the bond facility generally or, where the issue has been specifically rated, that rating.)

3.     INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests]

[(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.     REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)    Reasons for the Offer:        See "Use of Proceeds" section in the
                                     prospectus supplement--if reasons for offer different from making profit and/or hedging certain risks will need to include those reasons here.

(ii)   Estimated net proceeds:       Not Applicable.
                                     (If proceeds are intended for more than
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                                     one use will need to split out and present
                                     in order of priority. If proceeds
                                     insufficient to fund all proposed uses
                                     state amount and sources of other funding.)

(iii)  Estimated total expenses:     Not Applicable.

                                     [Expenses are required to be broken down into each principal intended "use" and presented in order of priority of such "uses".]

5.     YIELD

       Indication of yield:          7.22%
                                     Calculated as 7 basis points less than the yield on the equivalent A$ Domestic Bond issued by the Issuer under its Domestic A$
                                     Bond Facility on the Trade Date. The yield is calculated at the Trade Date on the basis of the Issue Price. It is not an indication of future yield.

6.     OPERATIONAL INFORMATION

(i)    ISIN Code:                    US748305BF57

(ii)   Common Code:                  21354040

(iii)  CUSIP Code:                   748305BF5

(iv)   Any clearing system(s)        Not Applicable
       other than Depositary Trust
       Company, Euroclear Bank
       S.A./N.V. and Clearstream
       Banking, societe anonyme
       and the relevant
       identification number(s):

(v)    Delivery:                     Delivery free of payment

(vi)   Names and addresses of        [_____]
       additional Paying Agent(s)
       (if any):

7.     TERMS AND CONDITIONS OF THE OFFER

(i)    Offer Price;                  Not applicable

(ii)   [Conditions to which the      Not applicable
       offer is subject;]

(iii)  [Description of the           Not applicable
       application process;]

(iv)   [Details of the minimum       Not applicable
       and/or maximum amount of
       application;]

(v)    [Description of possibility   Not applicable
       to reduce subscriptions and
       manner for refunding excess
       amount paid by applicants;]

(vi)   [Details of the method and    Not applicable
       time limits for paying up
       and delivering the bonds;]

(vii)  [Manner in and date on        Not applicable
       which results of the offer
       are to be made public;]
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(viii) [Procedure for exercise of    Not applicable
       any right of pre-emption,
       negotiability of
       subscription rights and
       treatment of subscription
       rights not exercised;]

(ix)   [Categories of potential      Not applicable
       investors to which the
       bonds are offered and
       whether tranche(s) have
       been reserved for certain
       countries;]

(x)    [Process for notification     Not applicable
       to applicants of the amount
       allotted and the indication
       whether dealing may begin
       before notification is
       made;]

(xi)   [Amount of any expenses and   Not applicable
       taxes specifically charged
       to the subscriber or
       Purchaser;]

(xii)  [Name(s) and address(es),     None
       to the extent know to the
       Issuer, of the placers in
       the various countries where
       the offer takes place.]
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